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                                                                      EXHIBIT 21


                              SUBSIDIARIES OF ILTS




1.    ILTS AUSTRALIA, PTY. LTD.

      Suite 1a, Level 2
      802 Pacific Highway
      Gordon New South Wales 2072
      Australia



2.    ILTS UK LIMITED

      16 Kidmore Road
      Caversham Heights
      Reading  RG4 7LU
      Great Britain